Exhibit 99.1 Avaya Media Contact: Investor Inquiries: Deborah Kline John Nunziati P: 908-953-6179 P: 408-562-3780 klined@avaya.com jfnunziati@avaya.com Mary Henry to Join the Avaya Board of Directors  Former Goldman Sachs partner and managing director brings extensive expertise as a financial analyst focused on the communications industry Santa Clara, Calif. – July 3, 2014 -- Avaya announced today that Mary Henry will join the Avaya Board of Directors as an independent director. The appointment is effective July 1, 2014. A former partner and managing director with Goldman Sachs, Mary Henry spent most of her 18- year career with the company covering the communications industry on behalf of the Investment division. As a top-ranked analyst for many years, Mary specialized in established as well as trailblazing companies in voice, data and video networking, communications software, optical networking, mobile communications and related technologies. Mary currently serves as a director of two privately held companies, FirstRain, a pioneer and leader in personal business analytics solutions for the enterprise, and Avida Labs, which is piloting a new service for cancer patients. She also is a member of the Board of Trustees of Sacred Heart Schools, Atherton, and serves on the Investment Committee and the Committee on Trustees for the school. Mary is also the co-chair for the Northwestern University Leadership Council San Francisco Regional Board. Mary received a B.A. in Economics and an M.S. in Journalism from Northwestern University.

Quotes

"Mary Henry is an accomplished business leader with deep experience at the intersection of the financial and communications industries. She is a top-notch strategist who has a keen eye for market potential of innovation. Her expertise and perspective will be a tremendous asset to the Board and to Avaya as we continue the transformational phase of our journey."

Kevin J. Kennedy, president and CEO, Avaya

About Avaya

Avaya is a global provider of business collaboration and communications solutions, providing unified communications, contact centers, networking and related services to companies of all sizes around the world. For more information please visit www.avaya.com.

Certain statements contained in this press release are forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya's filings with the SEC that are available at www.sec.gov . Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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